Exhibit 99.1

August 14, 2012

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER
 AND SIX MONTH RESULTS

Cranford, New Jersey  -- August 14, 2012 -- TOFUTTI BRANDS INC. (NYSEAMEX Symbol: TOF) today announced its results for the thirteen and twenty-six week periods ended June 30, 2012.

Tofutti Brands reported net sales for the thirteen weeks ended June 30, 2012 of  $3,699,000, a decrease of $751,000, or 17%, from the sales level realized for the thirteen weeks ended July 2, 2011. Net sales for the twenty-six week period ended June 30, 2012 decreased to approximately $7.0 million from approximately $8.5 million for the twenty-six week period ended July 2, 2011.  Sales in both the thirteen and twenty-six week periods continued to be impacted by the decision of Trader Joe’s, formerly the company’s largest customer, to discontinue stocking branded goods in mid-2011. In addition, sales were negatively impacted due to the discontinuance of marginally profitable products.

The company’s gross profit and gross profit percentage for the thirteen week period ending July 2, 2011 were approximately $1,133,000 and 31%, respectively, compared to $1,231,000 and 28%, respectively, for the period ending July 2, 2011. The decrease in gross profit was due to the decrease in sales, while the increase in gross profit percentage was due to the positive effect of price increases put into effect in the second quarter coupled with our ongoing program to eliminate marginally profitable products. The company’s gross profit and gross profit percentage for the twenty-six week period ending June 30, 2012 were approximately $1,946,000 and 28%, respectively, compared to $2,314,000 and 27%, respectively, for the period ending July 2, 2011.

For the thirteen week period ended June 30, 2012, the company reported a loss of $165,000 before an income tax benefit of $67,000 compared to income before income taxes of $139,000 for the thirteen week period ended July 2, 2011. As a result, the company recorded a net loss of $98,000 ($(0.02) per share on a basic and diluted basis) for the thirteen weeks ended June 30, 2012 compared to net income of $83,000 ($0.02 per share on a basic and diluted basis) for the thirteen weeks ended July 2, 2011.   The company reported a loss of $506,000 before an income tax benefit of $197,000 for the twenty-six week period ended June 30, 2012 compared to income before income taxes of $28,000 for the twenty-six week period ended July 2, 2011. The company’s net loss for the twenty-six weeks ended June 30, 2012 was $309,000 ($(0.06) per share on a basic and diluted basis) compared to  $17,000 ($0.00 per share on a basic and diluted basis) for the twenty-six weeks ended July 2, 2011.

As of June 30, 2012, the company’s working capital was approximately $4.1 million, with approximately $0.3 million in cash and cash equivalents,  compared with working capital of $4.4 million  and approximately $1.6 million in cash and cash equivalents at December 31, 2011.  The decrease in cash and cash equivalents is attributable in great measure to the  $817,000 increase in inventory due to the buildup of inventory for the summer selling season and of new products that are  being introduced during the third quarter.

Mr.  David Mintz, Chairman and Chief Executive Officer of the company stated, “Our results for the first six months of 2012 continue to reflect the impact of the loss of Trader Joe’s as a customer. During the first six months of 2012, our gross margin percentage improved due to the positive effect of price increases put into effect in the second quarter coupled with our ongoing program to eliminate marginally profitable products.  We believe that our sales and gross margins will improve during the remainder of fiscal 2012 due to the roll-out of our new products and price increases instituted in  the second quarter of the year, and other price increases, which range from 5% to 10%, will become effective at various times in the third quarter of this year.  We are expanding the distribution of our new Tofutti Jumbo and Mini Raviolis, made with BETTER THAN RICOTTA®, our non-dairy ricotta cheese product, into new markets.  Our new stick novelty, the Hooray Hooray Bar, sweetened with Stevia, a natural sugar replacer, continues to be well received by our customers.”

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended June 30, 2012	Thirteen weeks ended July 2, 2011	Twenty-six weeks ended June 30, 2012	Twenty-six weeks ended July 2, 2011

Net sales	$3,699	$4,450	$6,989	$8,455
Cost of sales	2,566	3,219	5,043	6,141
Gross profit	1,133	1,231	1,946	2,314
Operating expenses	1,298	1,092	2,452	2,286
Income (loss) before income taxes	(165)	139	(506)	28
Income tax (benefit) expense	(67)	56	(197)	11
Net income (loss)	$(98)	$83	$(309)	$17
Weighted average common shares outstanding:
Basic and diluted	5,154	5,177	5,154	5,177
Net income (loss) per common share:
Basic and diluted	$(0.02)	$0.02	$(0.06)	$0.00

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	June 30, 2012	December 31, 2011*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$285	$1,594
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $241 and $486, respectively	1,972	1,936
Inventories, net of reserve of $50 and $50, respectively	2,258	1,441
Prepaid expenses	186	122
Refundable income taxes	115	42
Deferred income taxes	297	265
Total current assets	5,113	5,400

Fixed assets, net of accumulated amortization of $46 and $44	2	5
Other assets	16	16
	$5,131	$5,421

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$562	$319
Accrued expenses	429	637
Total current liabilities	991	956

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at June 30, 2012
         and 5,162,186 shares at December 31, 2011
	-- 52	-- 52
Retained earnings	4,088	4,413
Total stockholders’ equity	4,140	4,465
Total liabilities and stockholders’ equity	$5,131	$5,421

*           Derived from audited financial information.